Exhibit 99.1

FOR RELEASE: August 6, 2013

Contact: Brian Dingerdissen

Director, Investor Relations

610.645.1191

bjdingerdissen@aquaamerica.com

Donna Alston

Manager, Communications

610.645.1095

dpalston@aquaamerica.com

AQUA AMERICA REPORTS SECOND QUARTER 2013 EARNINGS

EPS grows 27 percent; Previously announced 5-for-4 stock split and 9 percent dividend increase effective September 1st

BRYN MAWR, PA – Aqua America, Inc. (NYSE: WTR) today reported results for the quarter ending June 30, 2013. Revenues for the quarter were $195.7 million compared to $191.7 million for the same period of 2012. Net income for the quarter rose to $53.6 million from $41.4 million for the same period in 2012. Corresponding diluted earnings per share for the quarter were $0.38, compared to $0.30 for the same quarter in 2012, an increase of 27 percent.

For the first six months of 2013, net income increased to $100.2 million from $79.3 million and corresponding diluted earnings per share increased 25 percent to $0.71 from $0.57 for the same period in 2012. Operating revenues for the first six months of 2013 totaled $375.7 million, an increase of $20.0 million from revenues of $355.7 million for the six months ending June 30, 2012.

Aqua America Chairman and CEO Nicholas DeBenedictis said, “Our company continued its strong performance in the second quarter. The benefits of the company’s long-term strategy of growth through acquisition, pruning underperforming assets, operational efficiency, and investing in needed infrastructure improvements, complemented by the benefit of the repair tax accounting change delivered increased net income in the quarter.”

The benefit of the repair tax accounting change announced in December 2012 allows the company to continue investing in needed infrastructure improvements in excess of $200 million annually in Pennsylvania (more than $300 million companywide annually) without seeking rate increases from its customers in Pennsylvania. In essence the company, by adopting the repair tax accounting change, has instituted a rate freeze in its largest state, Pennsylvania, and replaced the foregone revenues from rate increases with the flow-through accounting treatment of income tax benefits permitted under the Pennsylvania Public Utility Commission Order of June 2012.

Aqua America invested $134.9 million in regulated infrastructure improvements in the first six months of 2013 as part of its capital investment program. All of these investments were funded through internally generated funds, which for the first six months of 2013 totaled $158.8 million. These investments include: pipe replacement to improve distribution networks; plant upgrades to enhance water quality; and other service reliability improvements for its customers.

In May, the Board of Directors declared a 9 percent increase to its quarterly cash dividend from the current quarterly dividend rate of $0.175 per share to $0.19 per share for the September 1, 2013 dividend. The annualized dividend rate after this increase is equivalent to $0.76 per share, or $0.06 more than the current annualized dividend rate of $0.70 per share. Additionally, for the seventh time in 17 years, the Board approved a stock split to be effected September 1 in the form of a 5-for-4 (25 percent) stock distribution. Both the increased cash dividend and the subsequent stock distribution will be effective on September 1, 2013 for shareholders of record on August 16, 2013.

The increased September 1, 2013 dividend will be applied to the shares prior to the stock split. The equivalent quarterly dividend rate after the stock split would be $0.152 per share on the increased number of shares resulting from the stock distribution or $0.608 per share on an annualized basis. The stock split will be effected through a stock distribution on September 1, 2013 of one share for each four shares outstanding as of August 16, 2013.

DeBenedictis said, “We continue to strive to deliver strong total returns through the reinvestment of capital to grow the business and returning earnings in the form of dividends, while controlling costs for our customers.”

In 2013, the company has received rate awards and infrastructure surcharges in New Jersey, Texas, Illinois, Ohio, and Virginia estimated to increase annualized revenues by approximately $11.3 million. The company has more than $11 million of rate proceedings pending in Virginia, Ohio, North Carolina, and New Jersey. Additionally, Aqua America’s state subsidiaries are expected to seek rate relief by filing rate requests or surcharges of approximately $7 million in the remainder of 2013. The primary driver of these filings is the recovery of capital (infrastructure) investments and increased expenses since the companies’ previous rate filings in those states. The timing and extent to which rate increases might be granted by the applicable regulatory agencies will vary by state.

Aqua America has completed the purchase of eight water and wastewater utility systems in 2013, including four in Pennsylvania, three in North Carolina, and one in Virginia. Two of the systems acquired were from municipalities in Pennsylvania. Aqua Pennsylvania’s acquisitions included the water and wastewater system assets of Total Environmental Solutions, Inc. (TESI), which serve approximately 6,000 people in the Treasure Lake community in Sandy Township, Clearfield County for $11.8 million and the water distribution system assets that serve 500 people in the Concord Park section of Bensalem Township from Bucks County Water and Sewer Authority for $399,000. It also acquired the water assets of a community water system from Bristol Township that serves approximately 1,800 residents in the Newportville-Ferguson area of the township for $3.4 million. Aqua North Carolina purchased the water system assets of Knob Creek, a subdivision with about 600 residents in the town of Pisgah Forest, Transylvania County, for $40,000. Customer growth from acquisitions and organic growth totaled 7,500 customers in the first six months of 2013.

In March, Aqua America sold approximately two-thirds of its Florida operations for $52.3 million and is in negotiations to complete the sale of its profitable Sarasota, Florida operation in a separate transaction for $36.8 million, which could close late in 2013 or in 2014. The company has also signed a letter of intent with the City of Fort Wayne, Indiana to sell the company’s water operation in exchange for an additional $50.1 million to the $16.9 million already paid by the City and obtaining wastewater treatment flows from the City, contingent on receiving regulatory approvals and signing of the necessary definitive agreements. If this transaction is consummated, the company will expand its wastewater customer base in Fort Wayne. This transaction is not expected to close until 2014.

The company’s non-regulated joint venture investment, Aqua — PVR Water Services, LLC, was formed in 2011 by operating subsidiaries of Aqua America and Penn Virginia Resource Partners, L.P. to construct and operate a private pipeline system to supply raw water to certain natural gas producers drilling in the Marcellus Shale in central Pennsylvania. The latest phase of the construction, extending the pipeline another 20 miles into Tioga County, was completed in the first quarter of 2013. With the completion of this phase of the construction, it is now capable of providing water to gas drilling sites along 56 miles of pipeline. The first half of 2013 has shown sluggish Marcellus well drilling activity due to low gas prices and restrictive infrastructure for gas transmission, which has resulted in low sales of water for the joint venture. Water sales for gas drilling are expected to pick up in the second half of 2013.

As of June 30, 2013, Aqua America’s weighted average cost of fixed-rate long-term debt was 5.02 percent, and the company had $173 million available on its credit lines. In July, Standard & Poor’s reiterated its A+ credit rating for Aqua Pennsylvania. Of the 227 electric, gas, and water utilities rated by Standard & Poor’s, only one has a higher rating than Aqua Pennsylvania.

The company’s conference call with financial analysts will take place on Wednesday, August 7, 2013 at 11 a.m. Eastern Daylight Time. The call will be webcast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com and following the link for Investor Relations. The conference call will be archived in the investor relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on August 7, 2013 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 5562389). International callers can dial 719.457.0820 (pass code 5562389).

Aqua America is one of the largest U.S.-based, publicly-traded water utilities and serves almost 3 million residents in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana, Virginia, Florida and Georgia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit www.aquaamerica.com for more information.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the benefits of the company’s long-term strategy; management’s objective of delivering strong total returns to the shareholders through reinvesting capital and returning earnings to shareholders; the anticipated ongoing repair tax accounting change; the company’s plan to continue its capital investment program while not increasing rates in Pennsylvania in 2013; the projected benefits from the company’s capital investment program; signs that the housing market could be recovering; the estimated revenues from rate awards received; the company’s plans to file future rate increases and the timing of the impact of such cases; the company’s plans to sell its Sarasota, Florida operation; the company’s plan to sell its water operations and the anticipated expansion of the company’s sewer customer base in Fort Wayne, Indiana; and the projected increase in income from the joint venture in 2013. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; the extent to which rate increase requests are granted and the timing of rate awards; changes in regulations or regulatory treatment; availability and the cost of capital; disruptions in the credit markets; the success of growth initiatives; and other factors discussed in our Annual Report on Form 10-K for the period ending December 31, 2012, which is on file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

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WTRF

Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating revenues	$195,655	$191,690	$375,690	$355,714

Net income attributable to common shareholders	$53,586	$41,445	$100,151	$79,349

Basic net income per common share	$0.38	$0.30	$0.71	$0.57
Diluted net income per common share	$0.38	$0.30	$0.71	$0.57

Basic average common shares outstanding	140,786	139,108	140,560	138,935
Diluted average common shares outstanding	141,662	139,843	141,278	139,577

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating revenues	$195,655	$191,690	$375,690	$355,714
Cost & expenses:
Operations and maintenance	70,858	63,571	139,169	$128,396
Depreciation	29,524	27,739	58,783	54,485
Amortization	1,358	1,332	2,728	2,453
Taxes other than income taxes	13,250	12,016	26,784	21,509

Total	114,990	104,658	227,464	206,843

Operating income	80,665	87,032	148,226	148,871
Other expense (income):
Interest expense, net	19,209	19,540	38,484	38,787
Allowance for funds used during construction	(490)	(1,235)	(1,042)	(2,565)
Loss (gain) on sale of other assets	109	(64)	17	(506)
Equity loss (earnings) in joint venture	1,154	(249)	1,810	(249)

Income from continuing operations before income taxes	60,683	69,040	108,957	113,404
Provision for income taxes	7,135	27,260	14,178	44,735

Income from continuing operations	53,548	41,780	94,779	68,669
Discontinued operations:
Income (loss) from discontinued operations before income taxes	29	(176)	8,331	17,994
Provision for income taxes	(9)	159	2,959	7,314

Income (loss) from discontinued operations	38	(335)	5,372	10,680

Net income attributable to common shareholders	$53,586	$41,445	$100,151	$79,349

Income from continuing operations per share:
Basic	$0.38	$0.30	$0.67	$0.49
Diluted	$0.38	$0.30	$0.67	$0.49
Income from discontinued operations per share:
Basic	$0.00	$0.00	$0.04	$0.08
Diluted	$0.00	$0.00	$0.04	$0.08
Net income per common share:
Basic	$0.38	$0.30	$0.71	$0.57
Diluted	$0.38	$0.30	$0.71	$0.57
Average common shares outstanding:
Basic	140,786	139,108	140,560	138,935

Diluted	141,662	139,843	141,278	139,577

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	June 30,	December 31,
	2013	2012
Net property, plant and equipment	$4,025,138	$3,936,163
Current assets	221,586	260,894
Regulatory assets and other assets	711,593	661,460

	$4,958,317	$4,858,517

Total equity	$1,428,319	$1,385,892
Long-term debt, excluding current portion	1,489,842	1,543,954
Current portion of long-term debt and loans payable	158,629	125,421
Other current liabilities	148,086	148,743
Deferred credits and other liabilities	1,733,441	1,654,507

	$4,958,317	$4,858,517